Exhibit 10.11

STOCK PURCHASE AGREEMENT

BETWEEN

BONANZA CREEK ENERGY, INC.

AS ISSUER,

BONANZA CREEK ENERGY OPERATING COMPANY, LLC,

PROJECT BLACK BEAR LP

AND

HER MAJESTY THE QUEEN IN RIGHT OF ALBERTA

AS PURCHASERS,

Dated as of  December 23, 2010

i

Index of Defined Terms

Defined Term	Section
AAA	10.5
Agreement	Preamble
AIMCo Act	4.1(b)
Annual Financial Statements	3.10(a)
Balance Sheet Dates	3.10(a)
CERCLA	1.1(s)
Claim	9.2(b)
Claim Notice	9.2(b)
Closing	7.1
Closing Date	7.1
Company	Preamble
Defensible Title	3.15
Evaluation Data	3.14
Financial Statements	3.10(a)
FERC	3.21(b)
GAAP	3.10(a)
HEC Annual Financial Statements	3.10(b)
HEC Financial Statements	3.10(b)
HEC Interim Financial Statements	3.10(b)
HMQ	Preamble
Indemnified Person	9.2(a)
Indemnifying Person	9.2(a)
Information	5.1
Intellectual Property	3.26
Interim Balance Sheet Date	3.10(a)
Interim Financial Statements	3.10(a)
Joint Venture	3.10(e)
Lease Consents	5.12
Leases	3.16(b)
Party; Parties	Preamble
PBGC	3.23(d)(ix)
Plans	3.23(b)(ii)
Pro Forma Financial Statements	3.10(c)
Properties	3.15
Purchase Price	2.2
Purchasers	Preamble
RCRA	1.1(s)
Real Property	3.16(d)
Reports	3.13
Securities Act	3.32
Shares	Recitals
Specified Contracts	3.11(b)
Termination Fee	8.3

Threshold	9.3(c)
Transferred Worker	5.11
WFC	Preamble
Workers	5.11

EXHIBITS

Exhibit A	-	Form of Amended and Restated Certificate of Incorporation

Exhibit B	-	Form of Contribution Agreement

Exhibit C	-	Form of Holmes Acquisition Agreement

Exhibit D	-	Form of Management Incentive Plan

Exhibit E	-	Form of Registration Rights Agreement

Exhibit F	-	Form of Restricted Stock Agreement

Exhibit G	-	Form of Shareholders Agreement

Exhibit H	-	Properties

Exhibit I	-	Form of Employment Agreement

Exhibit J	-	Form of Waiver Agreement

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is dated as of December 23, 2010, by and among Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company (“BCEOC”), Project Black Bear LP, a Delaware limited partnership (“WFC”), Her Majesty the Queen in Right of Alberta, in her own capacity and as trustee/nominee for certain designated entities (“HMQ” and, together with WFC, the “Purchasers”), and, solely for purposes of Section 10.14, the Seller Guarantors (as defined herein).  Each Purchaser, Company and BCEOC are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

The Company desires to issue to and Purchasers desire to purchase, in the aggregate, 21,166,134 shares (the “Shares”) of the Company’s Class A Common Stock (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are  hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1             Certain Definitions.  As used herein:

(a)           “Acquisition Proposal” means any (i) proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company, BCEOC, HEC or any of their respective subsidiary Affiliates or (ii) acquisition by any Person resulting in, or proposal or offer, which, if consummated, would result in any Person becoming the beneficial owner, directly or indirectly, in one or more transactions, of fifteen percent (15%) or more of the total voting power of any class of equity securities of the Company, BCEOC, HEC or any of their subsidiary Affiliates, in each case other than the transactions contemplated by this Agreement.

(b)           “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise, and with respect to HMQ means, AIMCo, any corporation managed or controlled by AIMCo, the investment pools managed by AIMCo, any clients in respect of whom AIMCo provides investment management services and any Affiliate of the foregoing.

(c)           “AIMCo” means Alberta Investment Management Corporation, as established by the Alberta Investment Management Corporation Act.

(d)           “Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of the Company, substantially in the form of Exhibit A attached hereto.

(e)           “Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, in form and substance reasonably satisfactory to Purchasers, to be entered into at or prior to Closing among BCEOC and the Company, pursuant to which the Company agrees to assume, effective as of the Closing Date, sponsorship of the Plans listed on Schedule 5.11.

(f)            “BCEC” means Bonanza Creek Energy Company, LLC, a Delaware limited liability company.

(g)           “BCER” means Bonanza Creek Energy Resources, LLC, (f/k/a Macquarie Longview Acquisitions LLC) a Delaware limited liability company.

(h)           “BCOC” means Bonanza Creek Oil Company, LLC, a Delaware limited liability company.

(i)            “Bennett Promissory Note” means that certain Amended and Restated Unsecured Subordinated Promissory Note dated November 14, 2008, in the original principal amount of $10,000,000 executed by BCEC and payable to the order of the C.J. Bennett Family Trust of 1987, including any related notes, guaranties, security agreements, pledge agreements, mortgages, collateral documents, instruments and agreements executed in connection therewith, as such agreements and/or documents heretofore have been amended and as they may be further amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.

(j)            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Toronto, Canada or Houston, Texas, United States of America.

(k)           “Class A Common Stock” means, after the Reorganization, the Company’s Class A Common Stock, $0.001 par value.

(l)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(m)          “Company Debt” means, collectively, the Company Term Loan Debt and the Revolving Credit Facility Debt.

(n)           “Company Term Loan Agreements” means the Laminar Note Agreement, the Bennett Promissory Note and the Shaw Loan Agreement.

(o)           “Company Term Loan Debt” means the principal of, and interest on, all loans, letters of credit, letter of credit guaranties and other extensions of credit under the Company Term Loan Agreements and all commitment, facility and other fees payable under the Company Term Loan Agreements and all expenses, reimbursements, indemnities and other amounts payable by the Company and/or any Group Company under the Company Term Loan Agreements.

(p)           “Contribution Agreement” means the form of Contribution Agreement among the Company and BCEC attached hereto as Exhibit B.

(q)           “Credit Facility Amendment” means that certain Consent and Amendment No. 3 to the Revolving Credit Facility Agreement, in form and substance reasonably satisfactory to Purchasers, to be entered into at or prior to Closing among BCEOC, BNP Paribas, as administrative agent, and the lenders party thereto, which permits the transactions contemplated by this Agreement and the Transaction Documents.

(r)            “Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that none of the Company, BCEOC or the Purchasers shall be entitled to indemnification under Section 9.1 for, and “Damages” shall not include any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date.

(s)           “Environmental Laws” means any and all applicable laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority, and all common law, pertaining to health or the environment, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and any other environmental conservation or protection laws.  For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) the term “release” shall apply to any “hazardous substance” as defined herein and shall include, without limitation, any workplace release; (ii) to the extent the applicable laws of a state establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall be incorporated into the meaning of those terms as used herein; and (iii) the terms “hazardous substance” and “solid waste” shall include all petroleum, crude oil, natural gas, natural gas liquids, and wastes associated with the exploration, development, and production of oil and gas that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes.

(t)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u)           “Existing Encumbrances” means any of the following matters: (i) any liens for Taxes not yet due and payable; (ii) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any governmental authority; (iii) any easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, canals, ditches or the like, and easements for streets, alleys, highways, pipelines, power lines and other similar rights-of-way, on, over or in respect of property owned or leased by the Company or any Group Company, or over which the Company or any Group Company owns rights-of-way, easements, permits or licenses, which do not unreasonably or materially interfere with the operation of any Properties for exploration and production of oil, gas and other minerals; (iv) all lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production that do not operate to reduce the net revenue interest of the Company or any Group Company, as described in Section 3.15; (v) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements; salt water or other disposal agreements, seismic or geophysical permits or agreements; and any and all other agreements that are ordinary and customary in the oil, gas and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom; insofar and only insofar as such contracts, agreements and arrangements do not operate to reduce the net revenue interest of the Company or any Group Company, as described in Section 3.15, or increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of the Company or any Group Company, as described in Section 3.15; (vi) all rights to consent by, required notices to, and filings with or other actions by governmental entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases, if the same are customarily obtained subsequent to such change of ownership or control and the Company has no reason to believe they cannot be obtained (other than reasons based upon deficiencies of the Purchasers, such as its lack of qualification to own such interests); (vii) preferential purchase rights, required third party consents to assignment and similar agreements with respect to which prior to the Closing Date (A) written waivers or consents are obtained from the appropriate party, or (B) the appropriate time period for asserting such rights has expired without an exercise of such rights, (viii) conventional rights of reassignment prior to abandonment requiring less than ninety (90) days notice to the holders of such rights; (ix) the terms and provisions of the oil, gas and mineral leases comprising the Properties; and (x) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ and other similar liens or charges arising pursuant to operations or work under agreements referred to in this Agreement or the schedules attached hereto or in the ordinary course of business incidental to construction, maintenance or operation of any of the Properties (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action; (xi) all liens, security interests, deeds of trust or pledges to be released at, or in connection with, the Closing; and (xii) all other minor liens, charges, encumbrances, contracts (including, without limitation, all joint or other operating agreements, farmout agreements and other contracts), agreements, instruments, obligations, defects, and irregularities affecting the Properties that, individually or in the aggregate, are not such as to materially interfere with the operation or use of the Properties (as currently owned and operated) and do not reduce the net revenue interest of the Company and Group Companies below those set forth in Exhibit H-1 and H-2, respectively.

(v)           “Gathering System” means the gas processing facility owned by BCEOC, which is located in Lafayette County, Arkansas, along with the related network of pipelines and compressors that gathers the natural gas produced by BCEOC from the Dorcheat - Macedonia and McKamie Patton fields and transports the natural gas to the gas processing facility for conditioning prior to sales.

(w)          “Governmental Authority” means any U.S., state, local, county, municipality or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority, whether national, Federal, state or local, county, municipality or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree (including any governmental division, department, agency, self-regulatory organization, commission, instrumentality, official, organization, unit body or entity).

(x)            “Group Company” or “Group Companies” mean BCEOC and any other entity listed on Schedule 1.1(x).

(y)           “HEC” means Holmes Eastern Company, LLC (f/k/a/ Bonanza Creek Resources Company, LLC), a Delaware limited liability company.

(z)            “HMQ” means Her Majesty the Queen in right of Alberta, in her own capacity and in her capacity as trustee/nominee for certain designated entities.

(aa)         “Holmes Acquisition Agreement” means the form of Contribution Agreement among the Company, BCEC, BCEOC, BCER, and the members of HEC attached hereto as Exhibit C.

(bb)         “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of Michael Starzer, Gary A. Grove, C. Steve Black, and Patrick A. Graham after reasonable inquiry.

(cc)         “Laminar Note Agreement” means that certain Amended & Restated Note Purchase Agreement dated as of April 9, 2008, by and between BCEC and Laminar Direct Capital, L.L.C. in the aggregate principal amount of $100,000,000, including the related (i) Tranche A Senior Subordinated Unsecured Note Due May 17, 2012 in the principal amount of $2,390,000, (ii) Tranche A Senior Subordinated Unsecured Note Due May 17, 2012 in the principal amount of $47,610,000, (iii) Tranche B Senior Subordinated Unsecured Note Due May 17, 2012 in the principal amount of $20,000,000 and (iv) Tranche C Senior Subordinated Unsecured Note Due May 17, 2012 in the principal amount of $30,000,000, in each case, including any related guaranties, security agreements, pledge agreements, mortgages, collateral documents, instruments and agreements executed in connection therewith, as such agreements and/or documents heretofore have been amended and as they may be further amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.

(dd)         “Laws” means all applicable laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

(ee)         “Material Adverse Effect” shall mean a change, event, occurrence, or development that individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or assets of the Company and the Group Companies and HEC, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would reasonably be expected to occur, any change, event or occurrence principally attributable to, arising out of or resulting from any of the following shall be disregarded:  (i) the breach of this Agreement or any Transaction Agreement by Purchasers; (ii) the taking of any action with the prior written approval of Purchasers; (iii) changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), (iv) any change in Applicable Law, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; and (v) any adverse change in or effect on the business of the Company and each Group Company and HEC that is cured by or on behalf of the Company and each Group Company or HEC before the earlier of the Closing Date and termination of this Agreement as set forth in Article 8; except to the extent such effects in the cases of clauses (iii), (iv) and (v) above materially and disproportionately affect the Company and the Group Companies and HEC relative to other participants in the industry or industries in which the Company and the Group Companies and HEC operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred).

(ff)           “MIP” means that certain Management Incentive Plan, substantially in the form of Exhibit D attached hereto, pursuant to which certain members of management of the Company will be issued MIP Shares on the terms set forth in the Restricted Stock Agreement.

(gg)         “MIP Shares” means the Company’s Class B Common Shares with such powers, privileges and conversion rights as set forth in the Amended and Restated Certificate of Incorporation.

(hh)         “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(ii)           “Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into at Closing among the Company, the Purchasers and the other stockholders of the Company party thereto, substantially in the form of Exhibit E attached hereto.

(jj)           “Reorganization” means the contribution of all existing equity interests in BCEOC to the Company and the consummation of the transactions contemplated by the Contribution Agreement.

(kk)         “Restricted Stock Agreement” means that certain form of Restricted Stock Agreement, attached hereto as Exhibit F.

(ll)           “Revolving Credit Facility Agreement” means that certain Amended and Restated Credit Agreement dated as of May 7, 2010 among BCEOC, as borrower, the lenders party thereto from time to time, and BNP Paribas, as administrative agent, including any related notes, guaranties, security agreements, pledge agreements, mortgages, collateral documents, instruments and agreements executed in connection therewith, as such agreements and/or documents heretofore have been amended and as they may be further amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.

(mm)       “Revolving Credit Facility Debt” means the principal of, and interest on, all loans, letters of credit, letter of credit guaranties and other extensions of credit under the Revolving Credit Facility Agreement and all commitment, facility and other fees payable under the Revolving Credit Facility Agreement and all expenses, reimbursements, indemnities and other amounts payable by the Company and/or any Group Company under the Revolving Credit Facility Agreement.

(nn)         “Sale Transaction” means (a) a consolidation or merger of the Company with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, will own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of transactions to which the Company will be a party in which in excess of 50% of the Company’s voting power is transferred; (b) all or substantially all of the assets of the Company being sold, leased or otherwise disposed of in a single transaction or a series of transactions that has been approved by a majority of the Board; or (c) the sale of shares of capital stock of the Company, in a single transaction or series of transactions, representing at least 51% of the voting power of the voting securities of the Company.

(oo)         “Seller Guarantor” means each of D.E. Shaw Synoptic Portfolio 5, L.L.C., BCEC and Michael R. Starzer.

(pp)         “Shares” has the meaning set forth in the Recitals.

(qq)         “Shareholders Agreement” means that certain Shareholders Agreement to be entered into at Closing among the Company, the Purchasers and the other stockholders of the Company, substantially in the form of Exhibit G attached hereto.

(rr)           “Shaw” means D. E. Shaw Synoptic Portfolios 5, L.L.C.

(ss)         “Shaw Loan Agreement” means that certain Term Loan Agreement dated as of May 7, 2010, by and between BCEOC, as borrower, D.E. Shaw Direct Capital Portfolios, L.L.C., as administrative agent and lender, and Wells Fargo Energy Capital, Inc., as lender, in the aggregate principal amount of $30,000,000, including any related notes, guaranties, security agreements, pledge agreements, mortgages, collateral documents, instruments and agreements executed in connection therewith, as such agreements and/or documents heretofore have been amended and as they may be further amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.

(tt)           “Tax” or “Taxes” means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority together with any interest, fine or penalty thereon, or addition thereto.

(uu)         “Tax Return” means any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax authority or any person with respect to Taxes.

(vv)         “Transaction Documents” means the Contribution Agreement, the Holmes Acquisition Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Credit Facility Amendment and the MIP.

ARTICLE 2
PURCHASE AND SALE

Section 2.1             Purchase and Sale.  On the Closing Date, the Company shall sell to each Purchaser, and each Purchaser shall severally purchase from the Company, upon the satisfaction of the conditions set forth in Article 6 hereof (or waiver in writing of such conditions by such Purchaser), the number of Shares set forth opposite such Purchaser’s name on Schedule 2.1 for the purchase price set forth opposite its name.

Section 2.2             Purchase Price.  The purchase price for each Share shall be equal to $12.52 and the aggregate price for the Shares (the “Purchase Price”) shall be Two Hundred Sixty-Five Million Dollars ($265,000,000).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY AND BCEOC

The Company and BCEOC represent and warrant, jointly and severally, to the Purchasers as follows:

Section 3.1             Existence and Qualification.  (a) The Company is a corporation and BCEOC is a limited liability company, each organized, validly existing and in good standing under the laws of the State of Delaware with corporate or limited liability company power and authority, as applicable, to own, operate and lease its properties and to carry on its business as now conducted and as contemplated to be conducted.  Each of the Company and BCEOC is duly qualified to do business and is in good standing as a foreign corporation or foreign limited liability company, as applicable, in each jurisdiction in which failure to so qualify or be in good standing would reasonably be expected to have a Material Adverse Effect, which jurisdictions are disclosed on Schedule 3.1(a).

(b)           Each Group Company and HEC is a limited liability company formed, validly existing and in good standing under the laws of its jurisdiction of formation with limited liability company power and authority to own, operate and lease its properties and to carry on its business as now conducted and as contemplated to be conducted.  Each Group Company and HEC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which failure to so qualify or be in good standing would reasonably be expected to have a Material Adverse Effect, which jurisdictions are disclosed on Schedule 3.1(b).

Section 3.2             Power and Authorization.  The Company has all requisite power and authority to issue the Shares, and the Company and BCEOC have all requisite power and authority to execute, deliver, and perform this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions to be performed by the Company and BCEOC hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the board of directors or managers, as applicable, of the Company and BCEOC, and no other corporate or limited liability company proceedings on the part of the Company and BCEOC are necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents by the Company and BCEOC or to consummate the transactions to be performed by the Company and BCEOC hereunder and thereunder. This Agreement and the Transaction Documents when executed and delivered by the Company and BCEOC will constitute the legal, valid and binding obligations of the Company and BCEOC enforceable in accordance with their terms, except insofar as the enforceability thereof may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) by general principles of equity and public policy (regardless of whether considered at law or in equity).

Section 3.3             Capitalization.  (a) As of the date hereof (i) the authorized capital stock of the Company consists of  1,000 shares of common stock, (ii) there are 100 shares of common stock issued and outstanding, (iii) all of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and (iv) there are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or amendments obligating the Company to issue or purchase shares of its capital stock or any security convertible into capital stock or other equity security or obligating the Company to purchase, sell or transfer any its capital stock.

(b)           Immediately after giving effect to the Closing, (i) the authorized capital stock of the Company shall consist of 99,990,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock, $0.001 par value, which are the MIP Shares; (ii) there shall be 29,122,521 shares of Class A Common Stock and 7,500 MIP Shares issued and outstanding, as more specifically set forth on Schedule 3.3(b); (iii) all of the outstanding shares of capital stock of the Company shall be duly authorized, validly issued, fully paid and nonassessable and (iv)

there shall be no outstanding subscriptions, warrants, options, calls, commitments or other rights to purchase or acquire (except with respect to rights contemplated by the Transaction Documents), or securities convertible into or exchangeable for, any capital stock of the Company.

Section 3.4             Compliance with Law; No Defaults.  (a) The Company and each Group Company and HEC is in material compliance with all Laws applicable to it or its business, properties or assets.

(b)           Except as disclosed on Schedule 3.4(b), neither the Company nor any Group Company and, to the knowledge of the Company, HEC is in default of (i) any order, judgment, writ, injunction, award or decree applicable to the Company, such Group Company or HEC or to the business, assets or operations of the Company or such Group Company or HEC or by which such business, assets or operations are bound, (ii) any of the provisions of its certificate of incorporation, by-laws or equivalent organizational document, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Group Company or HEC is a party or by which the Company, such Group Company or HEC or the business, assets or operations of the Company or such Group Company or HEC are bound or affected, except in the case of each of clauses (i) and (iii) for any such conflicts, defaults or violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 3.5             No Conflicts.  The execution, delivery and performance of this Agreement by the Company and BCEOC, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of incorporation or bylaws or other similar organizational documents of the Company or BCEOC, (ii) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which the Company or BCEOC is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to the Company or BCEOC as a party in interest,  (iv) violate any Law applicable to the Company or BCEOC or any of their respective assets or (v) require any consent, approval or waiver from any Governmental Authority or other third Person, except any matters described in clauses (ii), (iii) or (iv) above which would not reasonably be expected to have a Material Adverse Effect on the Company or BCEOC or their respective properties and any other matters set forth on Schedule 3.5.

Section 3.6             No Consents.  Except as set forth on Schedule 3.6, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or the Transactions Documents by the Company or BCEOC or their performance of the terms of this Agreement or the Transaction Documents or the validity or enforceability hereof or thereof against the Company and BCEOC.

Section 3.7             Governmental Authorizations.  Each Group Company and HEC holds, and immediately after the Closing will hold, such licenses, permits, consents, authorizations and orders of such governmental or regulatory authorities as are necessary to carry on its respective business as currently being conducted and as anticipated by the Company and BCEOC to be conducted until the Closing, the failure to hold which would reasonably be expected to have a Material Adverse Effect, and such licenses, permits, consents, authorizations and orders are in full force and effect and have been and are being complied with in all material respects by each Group Company and HEC.  Schedule 3.7 briefly describes all such material licenses, permits, consents, authorizations and orders (including environmental) as are now held and are necessary for the ongoing operations of the Company, the Group Companies and HEC, the failure to hold which would reasonably be expected to have a Material Adverse Effect, and describes all renewals or reissuances of any licenses, permits, consents, authorizations and orders (including environmental) required as a result of the transactions contemplated herein.

Section 3.8             Charter Documents.  Each of the Company and BCEOC has delivered to the Purchasers true and complete copies of its charter and by-laws (or equivalent governing instruments), each as amended to the Closing Date, of the Company and BCEOC.  The stock certificates and transfer books, and the minute books of the Company and BCEOC (which have been made available for inspection by the Purchasers prior to the date hereof) are true, complete and current.

Section 3.9             Group Companies.  As of the date hereof, (i) the Company does not own any subsidiaries and the Company does not own, directly or indirectly, any interest or investment in any Person and (ii) BCEOC owns, directly or indirectly, all of the issued and outstanding shares of the capital stock, limited liability company interests or other equity interests in each other Group Company and does not own any such interest in any other Person.  On the Closing Date, after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, including the Reorganization, the Company will own, directly or indirectly, all of the issued and outstanding shares of the capital stock, limited liability interests or other equity interests in each Group Company and in HEC, free and clear of any pledge, lien, charge, encumbrance or other adverse claim, except as set forth on Schedule 3.9.  Except pursuant to the Transaction Documents, there are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or amendments obligating any Group Company or HEC to issue or purchase shares of its capital stock or any security convertible into capital stock or other equity security or obligating the Company, any Group Company or HEC to purchase, sell or transfer any capital stock of any Group Company or HEC.

Section 3.10           Financial Statements; No Undisclosed Liabilities.  (a) Schedule 3.10(a) sets forth the consolidated balance sheet of BCEC and its subsidiaries as of December 31, 2009 and December 31, 2008 (the “Balance Sheet Dates”) and the related consolidated statement of income of BCEC and its subsidiaries for the respective fiscal years ended on the Balance Sheet Dates, including the notes with respect thereto (the “Annual Financial Statements”), as well as the consolidated balance sheet of BCEC and its subsidiaries as of September 30, 2010 (the “Interim Balance Sheet Date”) and the related consolidated statements of income and cash flow of BCEC and its subsidiaries for the nine months ended on the Interim Balance Sheet Date, including any notes with respect thereto  (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements fairly present, in all material respects, the financial position of BCEC and its subsidiaries as of the Balance Sheet Dates and the Interim Balance Sheet Date, respectively, and the results of their operations for the periods indicated therein and, except for footnote disclosures that would otherwise be required, have been prepared in conformity with generally accepted accounting principles (“GAAP”), applied on a consistent basis.

(b)           Schedule 3.10(b) sets forth the balance sheet of HEC as of the Balance Sheet Dates and the related statement of income of HEC for the respective fiscal years ended on the Balance Sheet Dates, including the notes with respect thereto (the “HEC Annual Financial Statements”), as well as the consolidated balance sheet of HEC as of the Interim Balance Sheet Date and the related consolidated statements of income and cash flow of HEC for the nine months ended on the Interim Balance Sheet Date, including any notes with respect thereto  (the “HEC Interim Financial Statements” and together with the HEC Annual Financial Statements, the “HEC Financial Statements”).  The HEC Financial Statements fairly present, in all material respects, the financial position of HEC as of the Balance Sheet Dates and the Interim Balance Sheet Date, respectively, and the results of their operations for the periods indicated therein and, except for footnote disclosures that would otherwise be required, have been prepared in conformity with GAAP, applied on a consistent basis.

(c)           Schedule 3.10(c) sets forth the unaudited pro forma income statement and balance sheet for the Company and the Group Companies and HEC after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, the repayment of the Company Term Loan Debt and the prepayment of the portion of the Revolving Credit Facility Debt set forth on Schedule 5.13 (the “Pro Forma Financial Statements”).  Based on the assumptions set forth in footnotes thereto, the Pro Forma Financial Statements fairly present, in all material respects, the financial position of the Company and the Group Companies and HEC collectively giving effect to the transactions contemplated by this Agreement and the Transaction Documents, the repayment of the Company Term Loan Debt and the prepayment of the portion of the Revolving Credit Facility Debt set forth on Schedule 5.13, as of the dates shown, and the results of their operations for the periods indicated therein and, except for footnote disclosures that would otherwise be required, have been prepared in conformity with GAAP, applied on a consistent basis.

(d)           Except for liabilities incurred in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Group Companies do not have any liabilities, direct or contingent (including but not limited to liability with respect to any Plan or any Environmental Law) other than those provided for in the Financial Statements or disclosed on Schedule 3.10(d), which are required under GAAP to be included in the Financial Statements.  Except as would not reasonably be expected to have a Material Adverse Effect or as disclosed on the Financial Statements or as incurred in the ordinary course of business, the Company has no indebtedness other than the Company Debt.

(e)           Except as set forth on the Financial Statements or on Schedule 3.10(e), all amounts required to be paid or credited by the Company or any of the Group Companies in connection with any joint venture or joint operating arrangement (collectively, “Joint Venture”) to which any of such entities is a party or participant have been paid or credited in full in the ordinary course of business.  Except as set forth on Schedule 3.10(e), no other party or participant to each such Joint Venture has indicated an intent to exercise its audit rights with respect to such Joint Ventures and there are no claims with respect to Joint Venture audit rights that have been made that remain unresolved.

Section 3.11           Specified Contracts and Commitments.  (a) Except as set forth on Schedule 3.11(a) and except for the Transaction Documents to be entered into pursuant to or in connection with this Agreement, none of the Company, any Group Company or HEC has any (i) agreements containing covenants limiting or restricting the freedom of the Company or a Group Company or HEC to compete in any line of business or territory or with any person or entity; (ii) area of mutual interest agreements binding the Company or a Group Company or HEC other than areas of mutual interest established pursuant to standard form joint operating agreements, or the exhibits or attachments thereto; (iii) indentures, mortgages, promissory notes, loan agreements, guaranties or other agreements or commitments relating to the borrowing of money or the incurrence of any other indebtedness, or any related security agreements; (iv) contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or a Group Company or HEC is a party relating to the issuance of any capital stock or other equity interests of the Company or a Group Company or HEC, other than the Transaction Documents; or (v) agreements with respect to any of its capital stock or other equity interests which grant registration rights to any Person other than the Transaction Documents.

(b)           Except as set forth on Schedule 3.11(b) and except for the Transaction Documents to be entered into pursuant to or in connection with this Agreement, none of the Company or any Group Company or, to the knowledge of the Company, HEC has any (i) employment or consulting contract involving annual payments by the Company or such Group Company or HEC in excess of $250,000 and not cancelable without liability on sixty days’ notice or less; (ii) capital redemption or purchase agreements; (iii) agreements providing for the indemnification of other parties for such parties’ negligence or other fault (except for such obligations incurred in the ordinary course of business as an owner or operator of oil and gas properties, including obligations under master service agreements, drilling contracts, indemnification of the Company’s or a Group Company’s or HEC’s directors or managers and similar agreements) or the sharing of the tax liability of other parties; (iv) collective bargaining agreements; (v) gas sales or purchase contract, gas marketing agreement or transportation agreement under which the Company or any Group Company or HEC is the seller, which agreement is not terminable without penalty on thirty days’ notice or less, and which provides for a price less than fair market value; (vi) agreement for capital expenditures, the acquisition of commodities, equipment or material or the construction of fixed assets that individually are expected to require aggregate future payments by the Company or a Group Company or HEC in excess of $250,000  and all that in the aggregate would be expected to require future payments in excess of $250,000 (excluding future expenditures for drilling and/or completion of oil and gas wells for which specific expenditures are not yet committed); (vii) agreement for, or that contemplates, the sale of any interest in oil or gas leases that involves payment (including property received in exchange or other non-cash consideration) to the Company or a Group Company or HEC in excess of $250,000  in the aggregate; (viii) agreement which requires future payments by the Company or a Group Company or HEC in excess of $250,000 (and not covered by clauses (vi) or (vii)) which is not otherwise specifically disclosed herein; (ix) futures, hedges, swaps, collars, puts, calls, floors, caps, options or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons; (x) voting trust or other agreement or understanding with respect to the voting of their capital stock or other equity interests; (xi) confidentiality agreements that would prohibit or restrict the disclosure of any information to the Purchasers (other than agreements that impose confidentiality restrictions involving seismic, geological or geophysical data or similar technical and business matters relating to the exploration for oil and gas and agreements that impose confidentiality restrictions relating to discussions with potential investors or potential parties to business combinations with the Company or BCEOC, provided that such discussions are no longer ongoing) or (xii) any other agreement or instrument involving payment obligations of more than $500,000 (collectively with each of the contracts set forth in Sections 3.11(a)(i) through (v) above, the “Specified Contracts”).

(c)           None of the Specified Contracts have been amended or modified except as set forth on Schedule 3.11(c).

(d)           Except as set forth on Schedule 3.11(d), all of the Specified Contracts are in full force and effect and constitute legal, valid and binding obligations of the Company and/or a Group Company or, to the knowledge of the Company, HEC, as applicable, and, to the knowledge of the Company, the other parties thereto, enforceable in all material respects in accordance with their respective terms, except insofar as the enforceability thereof may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) by general principles of equity and public policy (regardless of whether considered at law or in equity).  None of the Company, any Group Company or, to the knowledge of the Company, HEC or any other party to any Specified Contract, is in default in complying with any provisions thereof, and no condition or event or fact exists that, with notice, lapse of time or both would constitute a default thereunder on the part of the Company or any Group Company or, to the knowledge of the Company, HEC or any other party thereto, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)           Except as set forth on Schedule 3.11(e), neither the Company nor any Group Company or HEC has any contracts or subcontracts whereby the Company or such Group Company or HEC receives payments from the federal government for the sale of products to, or the provision of services to the government.  The Company and BCEOC have provided the Purchasers with a true and complete copy of each contract, agreement and instrument listed on Schedule 3.11(e) or has otherwise made such documents available for the Purchasers to review.

Section 3.12           Litigation.  Except as set forth on Schedule 3.12, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Group Company or HEC or affecting any of the Properties in any court or before or by any federal, state or other governmental department, commission, agency or other instrumentality, or before any arbitrator, in each case with the exception of any action, suit, proceeding or investigation to which neither the Company nor any Group Company or HEC is a party or subject if it relates to the Company or such Group Company or HEC only because of its general effect or potential effect on the oil and gas industry as a whole.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of the Company threatened against the Company or any Group Company or HEC.

Section 3.13           Reserve Report.  The Company and BCEOC have delivered to the Purchasers a copy of the proved reserves report dated as of January 1, 2010, prepared by Cawley, Gillespie & Associates, Inc. and the proved reserves report dated as of January 1, 2010 prepared by Cawley, Gillespie & Associates, Inc. (the “Reports”), relating to the oil and gas reserves attributable to properties owned by or to which BCEOC and HEC, respectively, have rights under any lease or farm out or other written agreement by the Company and the Group Companies and HEC.  To the knowledge of the Company, the estimates of reserves in the Reports were prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry.  The estimates of the lease operating expenses in the Reports reasonably reflect the historical experience of the Company and the Group Companies and HEC, and the historical factual information supplied by or on behalf of the Company and BCEOC to the independent engineering firm in connection with the preparation of the Reports was, at the time of delivery to such firm, true and complete in all material respects.

Section 3.14           Maps, Geological and Geophysical Libraries and Other Proprietary Information.  Except as set forth on Schedule 3.14, the Company, each Group Company and HEC owns, or has the right to use without any limitations or restrictions adversely affecting the use of the same in the ordinary conduct of its respective business, all material technology, know-how, processes, maps, seismic records, interpretations and programs, all seismic, geological and geophysical information and libraries, and other proprietary information necessary to develop the Properties as contemplated in the Reports (collectively, “Evaluation Data”), and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not alter or impair any such rights or breach any agreements with third party vendors or require payments of additional sums thereto.  Except as set forth on Schedule 3.14, no person has any right to use or obtain access to any such Evaluation Data, no claims have been asserted by any person to use or obtain access to any such Evaluation Data and no person has overtly challenged or questioned the validity or effectiveness of any license or agreement relating to the same in accordance with the terms thereof or the right of the Company or the Group Companies and HEC to copy, modify, use or distribute the same, nor, to the best of the Company’s knowledge, is there any basis for any such claim, challenge or question.  Except as set forth on Schedule 3.14, the manner in which the Company and the Group Companies and, to the knowledge of the Company, HEC have actually used or copied such Evaluation Data does not infringe on the rights of any persons, other than claims, challenges, questions or infringement that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 3.15           Defensible Title to Properties.  For purposes of this Agreement, the term “Properties” shall mean all of the right, title and interest of the Company or the Group Companies and HEC, as applicable, in and to all of the oil, gas and mineral leases described or referred to on Exhibit H-1 or H-2, attached hereto and made a part hereof, the leasehold estates created thereby and any other real property interests described in Exhibit H-1 or H-2, together with all the property and rights incident and appurtenant thereto, including without limitation the undivided interests in and to such Properties and the wells or units located thereon or applicable thereto set forth in Exhibit H-1 and H-2.  The Company and the Group Companies and HEC, as applicable, own Defensible Title (as hereinafter defined) in and to each of the Properties.  For purposes of this Agreement, the term “Defensible Title” means that, subject to and except for the Existing Encumbrances:

(a)           The Company, the Group Companies and HEC, as applicable, (i) are entitled to receive not less than the net revenue interest set forth opposite each well or unit on Exhibit H-1 of all hydrocarbons produced, saved and marketed from each such well or unit, without reduction, suspension or termination of such interest throughout the duration of the life of such well or unit, except as specifically set forth on Exhibit H-1, and subject to (A) the effects of overriding royalty interests and similar payments out of production that burden the leasehold interest in such Property and that were in existence at the time of the acquisition of such Property by the Company or the Group Companies or HEC or that were subsequently created pursuant to the terms of a valid agreement that was in effect prior to the time of acquisition of such Property by the Company or the Group Companies or HEC, and (B) the effects of pooling or unitization, whether voluntary or involuntary, and (ii) is obligated to bear the costs and expenses relating to the maintenance, development and operation of such well or unit not greater than the working interest set forth opposite such well or unit on Exhibit H-1, without increase throughout the duration of the life of such well or unit, except as specifically set forth on Exhibit H-1, and subject to the effects of pooling or unitization, whether voluntary or involuntary;

(b)           All royalties, rentals, shut-in gas payments and other payments due with respect to such Property have been properly and timely paid, except for payments held in suspense for title or other reasons that are customary in the industry and that will not result in grounds for a cancellation of the rights of the Company or any Group Company or HEC in such Property;

(c)           Neither the Company nor any Group Company or HEC is in default under the terms of any leases, farmout agreements or other contracts or agreements respecting such Property that could reasonably be expected to (i) interfere with the operation or use thereof, (ii) result in a material diminution to the value thereof, (iii) prevent the Company or the Group Companies or HEC from receiving the proceeds of production attributable to their interest therein, or (iv) result in cancellation of the interest of the Company or any of the Group Companies or HEC therein;

(d)           The title of the Company and the Group Companies and HEC in such Property is free and clear of all liens, encumbrances and defects of any kind whatsoever, other than Liens arising pursuant to the Revolving Credit Facility Agreement and the Company Term Loan Agreements.

Section 3.16           Other Properties.  (a) The Company and each Group Company and HEC have good and valid title to all of its material properties and assets, real and personal, tangible and intangible (except for the Properties), reflected in the Interim Financial Statements or the HEC Interim Financial Statements, as the case may be, as of the Interim Balance Sheet Date, or purported to have been acquired by the Company or any Group Company or HEC after such date (excepting, however, property and other assets sold or otherwise disposed of in the ordinary course of business or as otherwise contemplated by this Agreement and the Transaction Documents subsequent to such date).  Except as set forth on Schedule 3.16(a), all of such properties are free of any mortgage, pledge, lien, charge, encumbrance or other adverse claim.

(b)           The Company and each Group Company and HEC enjoys peaceful and undisturbed possession under all leases under which the Company or such Group Company or HEC holds or purports to hold a leasehold estate in real property (other than the Properties) (“Leases”), and all such Leases are valid, subsisting and in full force and effect.  None of the Company or the Group Companies, as applicable, or, to the knowledge of the Company, HEC or the landlord is in default under any Lease.  No landlord has given any written or other notice to the Company or any Group Company or HEC, as applicable, of any intention of instituting litigation with respect to any Lease.  Schedule 3.16(b) contains a list of all Leases currently in effect and true, complete and correct copies of each of the Leases as currently in effect have been made available to Purchasers.  There is no agreement, written, oral or otherwise, affecting the Company’s or any Group Company’s or HEC’s rights with respect to any Lease, the real property subject to such Lease, or the Company’s or any Group Company’s or HEC’s obligations to or for the benefit of the landlord under such Lease, except as fully set forth in such Lease.  None of the Company or the Group Companies or HEC has received notice that any landlord under any Lease has commenced any voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or similar law nor, to the knowledge of the Company, has any involuntary case or proceeding to be adjudicated as bankrupt or insolvent been commenced against such landlord nor, to the knowledge of the Company, has such landlord consented to any entry of any decree or order for relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law.

(c)           There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding or special assessment affecting any real property, or any part thereof, which proceeding or assessment would reasonably be expected to have a Material Adverse Effect, nor have the Company or any Group Company received notification that any such proceeding or assessment is contemplated by any Governmental Authority.

(d)           Except as set forth in Schedule 3.16(d), the Company and each Group Company and HEC owns good and valid fee title to, or a valid leasehold interest in, or a right-of-way easement through, all real property and all appurtenances thereto used or necessary for the conduct of its businesses as presently conducted and as such businesses are proposed to be conducted as of the date hereof, including all real property and appurtenances required for the operation, use, construction, maintenance, repair and replacement of the Gathering System in accordance with past practices (the “Real Property”).

(e)           None of the interests in Real Property held by the Company and each Group Company or HEC that are not perpetual in nature or do not provide for automatic renewals or extensions at fixed dollar amounts, upon expiration of the term of such interests or upon the renewal or extension of such terms, would reasonably be expected to (i) result in a Material Adverse Effect, or (ii) materially interfere with, detract from, or restrict the operation by the Company and each Group Company or HEC of their businesses, including the Gathering System.

(f)            No improvements to the Real Property and no other tangible assets owned or used by the Company and each Group Company or HEC to conduct their businesses, including any Gathering System, (i) has any material defect, or (ii) requires any capital improvements that would, individually, or in the aggregate, reasonably be expected to have a

Material Adverse Effect.  The tangible assets owned or used by the Company and each Group Company or HEC in the conduct of its businesses, including the Gathering System, are in good operating condition and repair, ordinary wear and tear excepted.  To the Company’s Knowledge, all improvements to the Real Property owned or used by the Company and each Group Company or HEC do not encroach in any respect on property of others (other than encroachments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

(g)           There is no pending or, to the Company’s knowledge threatened, condemnation of any part of the Real Property by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to materially adversely affect the Company and each Group Company’s or HEC’s current use of such Real Property.

(h)           All of the Real Property has legal and sufficient right of access necessary for the conduct by the Company and each Group Company or HEC of their businesses as presently conducted and as such businesses are proposed to be conducted as of the date hereof, such right of access is to and from a public road, and there are no pending, or to the Company’s knowledge, threatened restrictions or denials, governmental or otherwise, or other existing facts or conditions, that would prohibit or otherwise materially adversely affect the ordinary rights of such access.

(i)            There is no pending, or to the Company’s knowledge threatened, Claim that the operation by the Company and each Group Company or HEC of their businesses, including the Gathering System, on any Real Property, is either illegal or in violation of any agreement or Law, which Claim, if valid and enforced, would reasonably be expected to materially interfere with, detract from, or restrict the operation any such business or that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(j)            Neither the Company nor any Group Company or HEC has received notice, whether written or oral, of any assessments against any of the assets or properties of the Company and each Group Company or HEC for public improvements.

(k)           During the period of the Company’s and each Group Company’s or HEC’s ownership of their respective interests in the Real Property through the Closing Date, the Company and the Group Companies and, to the knowledge of the Company, HEC have paid or will timely pay all amounts owed with respect thereto under the Real Property instruments or otherwise.

(l)            Neither the Company nor any Group Company or HEC has exercised any power of eminent domain or condemnation with respect to any of the Real Property.

Section 3.17           Personalty, Equipment and Fixtures.  All wells, platforms, fixtures, facilities, personal property and equipment owned or leased by the Company or the Group Companies or HEC (i) are in a good and operable state of repair so as to be adequate for normal operations in accordance with standard industry practice in the areas in which they are operated, (ii) are adequate together with all related assets to comply with the requirements of all applicable contracts, including sales contracts, (iii) are in all respects in good operating condition, with no defects, normal wear and tear excepted, and (iv) meet and comply with, in all material respects, all applicable governmental rules and regulations, including without limitation the rules and regulations of the Bureau of Land Management, the Bureau of Indian Affairs and the United States Forest Service, in each case where any such failure would reasonably be expected to have a Material Adverse Effect.

Section 3.18           Wells.  All of the wells in which the Company or any Group Company or HEC has an interest by virtue of its ownership of the Properties and for which a member of the Group Companies is the operator thereof have been drilled and completed within the boundaries of such Property or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and all drilling and completion of such wells and all development and operations on such Property have been conducted in compliance in all material respects with all applicable Laws of any court or Governmental Authority.  All of the wells in which the Company or any Group Company or HEC has an interest by virtue of its ownership of the Properties and for which a member of the Group Companies is not the operator thereof, to the knowledge of the Company, have been drilled and completed within the boundaries of such Property or within the limits otherwise permitted by contract, pooling or unit agreement, and by law; and, to the knowledge of the Company, all drilling and completion of such wells and all development and operations on such Property have been conducted in compliance in all material respects with all applicable Laws of any court or Governmental Authority.  No such well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws of any court or Governmental Authority that would prevent such well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any court or Governmental Authority.

Section 3.19           Leases.  Except as set forth on Schedule 3.19 and except with regard to Existing Encumbrances, with respect to the oil, gas and other mineral leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Properties, to the extent required: (a) such interests contain no limitations as to depths covered or substances to which such interests purport to apply; (b) the Company and the Group Companies and HEC have fulfilled all requirements for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by Law) such leases or other documents that the Company or any Group Company or HEC is required to fulfill and are fully qualified to own and hold all such leases or other interests; (c) there are no obligations to engage in continuous development operations in order to maintain any such lease or other interest in force and effect for the areas and depths covered thereby; (d) there are no provisions applicable to such leases or other documents that increase the royalty share of the lessor thereunder except as such increases are reflected in Exhibit H-1 or H-2; and (e) upon the establishment and maintenance of production in commercial quantities, the leases and other interests, or that portion of the lease covered by unit created under a unit agreement or similar arrangement, are to be in full force and effect over the economic life of the Property involved and do not have terms fixed by a certain number of years.

Section 3.20           Gas Contracts.  (a) The Company and the Group Companies and HEC have made all material filings necessary under the Natural Gas Policy Act of 1978, as amended, or the Natural Gas Act, as amended, to (i) allow the Company and the Group Companies and HEC to collect the price currently being received by the Company or the Group Company or

HEC for natural gas produced from the Properties, and (ii) authorize or terminate, as the case may be, the sale of such natural gas.  Approvals of such filings have been obtained in the normal course or, with respect to approvals not so obtained, the Company does not know of any reason why such approvals will not be forthcoming.

(b)           The Company is not aware of any Properties with respect to which (i) deliveries of natural gas dedicated to interstate commerce have been terminated or diverted therefrom without there having been obtained appropriate abandonment orders or other required regulatory approvals, or (ii) except for any take-or-pay payments not presently due and owing under the terms of the contract, the Company or the Group Companies or HEC are not receiving on a current basis the payments required under the terms of the gas sales contract, or (iii) the Company or the Group Companies did not (or, solely with respect to any gas sales contracts with a remaining term as of the date hereof of 60 days or more, will not) receive the price (per MMBtu) for natural gas reflected in the calculations contained in the data furnished by the Company to the Purchasers for the periods of time set forth in such data.

(c)           Since January 1, 2009, the purchaser of natural gas produced from or attributable to the Properties under any gas sales contract has not (i) exercised any economic out provision, (ii) curtailed its takes of natural gas in violation of such contract or (iii) given notice (either written or, to the knowledge of the Company, oral) that it desires to amend the gas sales contract with respect to price or quantity of deliveries under take-or-pay provisions or otherwise, in each case to such extent that any such action may materially affect the economic value of the reserves attributable to the Properties affected by such action.

Section 3.21           Prepayments and Btu Adjustments.  Except as set forth on Schedule 3.21, the Properties are not subject to nor is the Company or any Group Company or HEC obligated:

(a)           by any production payment or any other arrangement for the delivery of hydrocarbons produced from any of the Properties to deliver any gas or hydrocarbons at a future time without then or thereafter receiving full payment therefor; or

(b)           to make any refund to any purchaser under any order of the Federal Energy Regulatory Commission (the “FERC”).

Section 3.22           Environmental and Health Laws.  Except as disclosed on Schedule 3.22:

(a)           The business, assets and operations of the Company and each Group Company and HEC for the past five years have been and are in material compliance with all orders and requirements of any court or Governmental Authority and with all Environmental Laws, and to the knowledge of the Company, there are no facts, events, or conditions that would (or could reasonably be expected to) (i) prevent, hinder, or limit such compliance going forward, or (ii) result in the need to make any material capital expenditure to maintain such compliance;

(b)           Neither the Company nor any Group Company or HEC (i) has received in the past five years any written or oral notice, report, order, directive, or other information regarding any actual or alleged material violation of Environmental Laws or liability arising out of Environmental Laws that concerns or relates to the business, assets or operations of the Company and/or any Group Company or HEC (including, without limitation, any operations of any prior owners or operators), or (ii) is subject to any existing, pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding arising out of  Environmental Laws;

(c)           All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the business, assets and operations of the Company and/or any Group Company or HEC have been duly obtained or filed, the Company and the Group Companies and HEC are in material compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, and to the knowledge of the Company and BCEOC, there are no conditions or circumstances that would (or could reasonably be expected to) prevent their renewal or re-issuance on substantially the same terms and conditions;

(d)           To the knowledge of the Company, no hazardous substances or solid waste have been disposed of or otherwise released (including without limitation discharges or releases into pits) in a manner that would (or could reasonably be expected to) give rise to any material liability of the Company and/or any Group Company or HEC pursuant to Environmental Laws;

(e)           The Company has not assumed (whether expressly or by operation of law), undertaken, provided an indemnity with respect to, or to the knowledge of the Company and BCEOC, otherwise become subject to, any liability arising out of Environmental Laws (including without limitation any obligation for corrective action, remedial action, or closure) of any other Person; and

(f)            Except for any liability that would not reasonably be expected to have a Material Adverse Effect, whether individually or in the aggregate, there is no liability (contingent or otherwise) in connection with any release or threatened release of any hazardous substance or solid waste into the environment as a result of or with respect to the business, assets or operations of the Company or any Group Company or HEC.

Section 3.23           Employees.  (a) Schedule 3.23(a) sets forth the name and salary, as well as the title or functional position, of each current director and officer of the Company and BCEOC, and each other current employee, consultant, representative, salesman or agent employed or under contract with the Company or BCEOC, in each case for payment of wages or other remuneration of whom the Company or BCEOC is liable, as of the date of this Agreement.  Except for reimbursement of relocation and temporary living expenses, (a) none of the persons listed on such schedule has received any wage or salary increase or bonus since December 1, 2010, nor have any such increases or bonuses been adopted since 2010, and (b) none of the persons set forth on such schedule has had in the last two years any transaction with either the Company or BCEOC involving the receipt or payment by the Company or BCEOC of more than $25,000 in cash, property or services except in the ordinary course of their employment or service relationship.

(b)           Schedule 3.23(b) provides a description of each of the following that is sponsored, maintained or contributed to by the Company or the Group Companies for the benefit of the employees of the Company or the Group Companies, or with respect to which any of the Company or Group Companies has any liability (contingent or otherwise):

(i)            each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA;

(ii)           each personnel policy, equity plan (including each stock option, stock purchase and restricted stock plan), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, fringe benefit plan, severance pay plan, policy or agreement, change in control or retention plan, policy or arrangement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, written consulting agreement, written employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 3.23(b)(i) (collectively, with each plan described in Section 3.23(b)(i), the “Plans”).

(c)           True, correct and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been made available to the Purchasers.  In the case of any Plan which is not maintained in a written form, a complete and correct description of such Plan as in effect on the date hereof has been made available to the Purchasers.  There has also been made available to the Purchasers, with respect to each Plan required to file such report or provide such description, the most recent report on Form 5500 and the summary plan description.

(d)           Except as otherwise set forth on Schedule 3.23(d):

(i)            None of the Company or the Group Companies contributes to or has an obligation to contribute to, or otherwise has any liability (contingent or otherwise) with respect to a multiemployer plan within the meaning of Section 3(37) of ERISA or any Plan subject to Title IV of ERISA;

(ii)           The Company and the Group Companies have  performed all material obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Plans, and to the knowledge of the Company there have been no material defaults or violations by any other party to the Plans;

(iii)          All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan has been administered in substantial compliance with its governing documents and with the requirements of Applicable Law;

(iv)          Each of the Plans intended to be qualified under Section 401(a) of the Code satisfies the requirements of such Section in all material respects and has received a favorable determination or opinion letter from the Internal Revenue Service regarding such qualified status which covers all amendments to such

Plans for which the remedial amendment period (within the meaning of Section 401(b) of the Code) has expired and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that will adversely affect such qualified status;

(v)           There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company or any Group Company, threatened against, or with respect to, any of the Plans  or their assets;

(vi)          All contributions required to be made to the Plans pursuant to their terms and provisions or under the terms of applicable law  have been timely made;

(vii)         None of the assets of any Plan are invested in employer securities or employer real property;

(viii)        None of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party in interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that will subject the Company or any Group Company to a tax or penalty on prohibited transactions or party in interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix)           There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation (the “PBGC”); and

(x)            There is no trust funding any Plan, which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(e)           Except as otherwise set forth in Schedule 3.23(e), neither the Company nor any Group Company is a party to any agreement, nor has the Company nor any Group Company  established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company or any Group Company that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(f)            Except as set forth in Schedule 3.23(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any “parachute payments” within the meaning of Section 280G of the Code to any employee, officer or director of any of the Company or any Group Company.

(g)           Each Plan that is an “employee welfare benefit plan”, as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination. Except for the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA or similar state law, none of the Company nor any Group Company has any liability or potential liability with respect to benefits for employees, former employees or their respective dependents following termination of employment or retirement under any of the Plans that is an “employee welfare benefit plan”.

(h)           There have been no acts or omissions by the Company or any Group Company under Section 409A or Section 457A of the Code for which the Company or any of the Group Companies may be liable with respect to a nonqualified deferred compensation plan (within the meaning of Section 409A or Section 457A of the Code).

(i)            HEC does not have employees or any Plans.

Section 3.24           Labor Matters.  (a) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Group Company and any of their respective employees, which controversies would reasonably be expected to have a Material Adverse Effect; (b) neither the Company nor any Group Company is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Group Companies, nor does the Company or any Group Company know of any activities or proceedings of any labor union to organize any such employees; and (c) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any Group Company that would reasonably be expected to have a Material Adverse Effect.

Section 3.25           Taxes and Assessments.  Except as set forth on Schedule 3.25:

(a)           The Company, each Group Company and HEC has timely filed with the appropriate governmental authority all federal, state and foreign Tax Returns that it was required to file under applicable laws and regulations.  All such Tax Returns are true, correct and complete in all material respects, and all Taxes due and owing by the Company, each Group Company and HEC (whether or not shown on any Tax Return) have been paid, except any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books of the Company, the Group Company or HEC, as applicable, in accordance with GAAP.  All Taxes that the Company and each Group Company and HEC is required by law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

(b)           None of the Company, the Group Companies or HEC has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(c)           There is no action, suit, proceeding, investigation, audit, claim or assessment presently pending or, to the knowledge of the Company, threatened, with regard to any Taxes that relate to the Company or any Group Company or HEC.  No issue has arisen in any examination of the Company or any Group Company or HEC by any taxing authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.  Any adjustment of income Taxes of the Company or any Group Company or HEC made by the Internal Revenue Service in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been so reported.

(d)           None of the Company, the Group Companies or HEC (i) has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar or analogous  group defined under a similar or analogous  state, local or foreign Law) other than an  affiliated group the common parent of which is the Company, or (ii) has any  liability under Section 1.1502-6 of the Treasury  Regulations promulgated under the Code  (or any  predecessor or successor thereof or analogous  or similar provision under state, local or foreign Law), as a transferee or successor, by contract or otherwise for Taxes of any affiliated group of which the Company is not the common parent.

(e)           None of the assets of the Company or any Group Company or HEC constitute tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code, and none of the assets reflected on the balance sheets of the Financial Statements or the HEC Financial Statements as of the Interim Balance Sheet Date is subject to a lease, safe harbor lease or other arrangement as a result of which the Company or any Group Company or HEC is not treated as the owner for U.S. Federal income tax purposes.

(f)            Neither the Company nor any Group Company or HEC has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code, or has distributed a corporation (or has been distributed) in a transaction that is reported to qualify under Section 355 of the Code.

(g)           No claim has ever been made by an authority in a jurisdiction where the Company or any Group Company or HEC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Neither the Company nor any Group Company or HEC has, and has never had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(h)           Neither the Company nor any Group Company or HEC has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction or any analogous provision of state or local law.

Section 3.26           Intellectual Property and Other Intangible Assets.  Each of the Company and the Group Companies and HEC (i) owns or has the right to use, free and clear of all liens, all patents, trademarks, service marks, trade names and copyrights, and all applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs, and technical data and information (collectively, “Intellectual Property”) used and sufficient for use in the conduct of its respective business as now conducted without infringing upon or violating any right, lien, or claim of others, and (ii) except as described on Schedule 3.26, is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise, except for such failures to have the right to use such obligations would not reasonably be expected to have a Material Adverse Effect.

Section 3.27           Insurance.  Each of the Company and BCEOC maintains property, casualty, general liability and other insurance policies with coverage limits in amounts and with carriers as in each case are customary in accordance with sound business practices and which the Company and BCEOC believe are adequate in the circumstances.  The Company and BCEOC have previously provided, or made available to the Purchasers true and complete copies of all of the Company’s, BCEOC’s and the other Group Companies’ insurance policies.  The Company and BCEOC have given in a timely manner to their insurers all notices required to be given under such insurance policies with respect to all material claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims.  Neither the Company nor BCEOC has received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened.

Section 3.28           Public Utility Holding Company Act.  Neither the Company nor any Group Company or HEC is a “holding company” or a “subsidiary company” of a “holding company”, or an affiliate of a “holding company” or a “subsidiary company” of a “holding company”, in each case within the meaning of the Public Utility Holding Company Act of 2005, as amended.

Section 3.29           Investment Company Act.  Neither the Company nor any Group Company or HEC is an “investment company” or a company “controlled” by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.30           Plugging and Abandonment Obligations.  Except as set forth on Schedule 3.30, to the knowledge of the Company, there is no well located upon any Property owned or operated by the Company or any Group Company or HEC that the Company or such Group Company or HEC is currently obligated by law or contract to plug and abandon and that (whether individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

Section 3.31           No Restrictions on Affiliates.  The Company is not a party to any agreement that imposes any restrictions or limitations on the ability of the Purchasers or any of their Affiliates to operate their respective businesses as currently operated.

Section 3.32           Liability for Brokers’ Fees.  Except as disclosed on Schedule 3.32, none of the Purchasers, the Company or any Group Company or HEC shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of the Company or any Group Company or HEC, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, any agreement or transaction contemplated hereby or any capital raising transaction attempted by the Company or any Group Company prior to the date hereof, including, without limitation, any offering attempted by the

Company or any Group Company under the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.33           Holmes Acquisition Agreement and Contribution Agreement.  As of the date hereof, the Company and BCEOC have provided to Purchasers true, complete and correct copies of the final drafts of the Holmes Acquisition Agreement and the Contribution Agreement.  The representations and warranties made by the parties to each of the Holmes Acquisition Agreement and the Contribution Agreement are true and correct.

Section 3.34           Accuracy.  No representation or warranty of the Company or BCEOC in this Agreement or any other written information, statement or certificate with respect to the Company or any Group Company furnished or to be furnished by the Company or BCEOC to the Purchasers or any of their subsidiaries, Affiliates, representatives, employees or consultants pursuant hereto or in connection with the transactions contemplated hereby, when taken as a whole with all other information provided by the Purchasers, intentionally or negligently contains or will contain any untrue statement of a material fact, or intentionally or negligently omits or will omit to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made (which circumstances include, without limitation, those relating to the knowledge, skill and sophistication of the Purchasers and their Affiliates, the Purchasers’ and their Affiliates’ familiarity with the oil business, and nature and amount of all information and independent professional services and consultants otherwise available to the Purchasers and their Affiliates in assisting and evaluating this transaction and the degree of diligence appropriate in investigating the facts in connection with this transaction), not misleading. The foregoing shall not apply to, and no representations are being made in this Section 3.34 with respect to, any materials comprising, in whole or in part, valuations or any projections of financial performance or operations of the Company, the Group Companies and HEC, or any combination thereof, or any offering memorandum or circular or prospectus prepared in connection with (i) any previously attempted sale, merger or other disposition of BCEC and its subsidiaries or the assets of BCEC and its subsidiaries or (ii) any investment in BCEC or an Affiliate of BCEC in an offering made pursuant to Rule 144A, as promulgated under the Securities Act, or otherwise.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser makes the following representations and warranties to the Company, severally but not jointly, and provided that (i) WFC is solely responsible for the representations and warranties contained in Sections 4.1(a) and 4.8(a) and HMQ is solely responsible for the representations and warranties contained in Sections 4.1(b) and 4.8(b):

Section 4.1             Existence and Qualification.

(a)           WFC is a limited partnership formed, validly existing and in good standing under the laws of the State of Delaware and such Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not reasonably be expected to have a material adverse effect on such Purchaser or its properties.

(b)           AIMCo is a corporation created by the Alberta Investment Management Corporation Act (Alberta) (the “AIMCo Act”).  Section 3 of the AIMCo Act appoints AIMCo as agent for HMQ.  The AIMCo Act authorizes AIMCo, in its capacity as agent of HMQ, to invest monies on behalf of certain designated entities, including HMQ.

Section 4.2             Power.  Such Purchaser has the power to enter into and perform this Agreement and each other Transaction Document which is required to be executed and delivered by such Purchaser at Closing and to consummate the transactions contemplated hereby and thereby.

Section 4.3             Authorization and Enforceability.  The execution, delivery and performance of this Agreement and each other Transaction Document which is required to be executed and delivered by such Purchaser at Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited partnership action on the part of such Purchaser.  This Agreement has been duly executed and delivered by such Purchaser and each other Transaction Document which is required to be executed and delivered by such Purchaser at Closing will be duly executed and delivered by such Purchaser and this Agreement constitutes, and at the Closing such Transaction Documents will constitute, valid and binding obligations of such Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4             No Conflicts.  The execution, delivery and performance of this Agreement by such Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of incorporation or bylaws or other similar organizational documents of such Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which such Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to such Purchaser as a party in interest,  (iv) violate any Law applicable to such Purchaser or any of its assets or (v) require any consent, approval or waiver from any Governmental Authority or other third Person, except any matters described in clauses (ii), (iii) or (iv) above which would not reasonably be expected to have a material adverse effect on Purchaser or its properties and any other matters set forth on Schedule 4.4.

Section 4.5             Litigation.  There are no actions, suits or proceedings pending, or to such Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against such Purchaser which are reasonably likely to materially impair such Purchaser’s ability to perform its obligations under this Agreement.

Section 4.6             Financing.  Such Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the portion of the Purchase Price set forth opposite such Purchaser’s name on Schedule 2.1 to the Company at the Closing.

Section 4.7             Liability for Brokers’ Fees.  Except as set forth on Schedule 4.7, the Company shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby.

Section 4.8             Accredited Investor.

(a)           WFC is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

(b)           HMQ is not a “U.S. Person” as defined in Rule 902(k) of Regulation S promulgated under the Securities Act and is a “qualified purchaser” under Section 2(a)(51)(A) of the U.S. Investment Company Act of 1940 and the rules promulgated thereunder.

Section 4.9             Restricted Securities.  Such Purchaser understands that the Shares will not have been registered pursuant to the Securities Act, or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations, the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this connection, such Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  A legend indicating that the Shares have not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of the Shares pursuant to the Shareholders Agreement may be placed on any certificate(s) or other document delivered to such Purchaser or any substitute therefor and any transfer agent of the Company may be instructed to require compliance therewith.

Section 4.10           Investment Intent.  The Shares are being acquired for the own investment portfolio and account of such Purchaser, or in the case of HMQ, for the account of certain designated Affiliates of HMQ, with the intent of holding the Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares and not with a view to, or for resale in connection with, any distribution of the Shares in violation of applicable securities laws or any portion thereof in violation of applicable securities laws.  As of the Closing Date, such Purchaser does not have any binding obligation or fixed or definite plan or intention to transfer any of the Shares on a specified date or to a specified person.

ARTICLE 5
COVENANTS OF THE PARTIES

Section 5.1             Confidentiality.  Each Party will hold, and will cause its respective Affiliates and the directors, officers, employees, agents, consultants and advisors of each, to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information

(collectively, “Information”) concerning the other Parties hereto furnished to it by such other Parties or their representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (1) previously known by such Party on a non-confidential basis, (2) in the public domain through no fault of such Party or (3) later lawfully acquired from other sources by the party to which it was furnished), and no Party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

Section 5.2             Notification of Breaches.  Until the Closing:

(a)           Each Purchaser shall notify the Company and the other Parties promptly after such Purchaser obtains actual knowledge that any representation or warranty of the Company contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by the Company prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           The Company shall notify a Purchaser promptly after the Company obtains actual knowledge that any representation or warranty of such Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by such Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

Section 5.3             Public Announcements.  No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, the foregoing shall not restrict disclosures by a Party (i) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (ii) to Governmental Authorities and third Persons holding preferential rights to purchase or rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such rights, or such consents; and provided, further, that WFC’s consent shall constitute consent of the Purchasers as a group.

Section 5.4             Operation of Business.  Other than as contemplated by the Contribution Agreement, the Holmes Acquisition Agreement, or as set forth on Schedule 5.4, until the Closing, the Company and BCEOC will, and will cause the members of the Group Company to (i) operate their businesses in the ordinary course and in material compliance with all applicable Laws, (ii) not, without the prior written consent of WFC, commit to any operation reasonably anticipated to require future capital expenditures by the Company or any member of the Group Company in excess of $1,000,000, or terminate, materially amend, execute or extend any material contracts, (iii) maintain insurance coverage in the amounts and of the types presently in force, (iv) use commercially reasonable efforts to maintain in full force and effect the Properties, (v) maintain all material governmental permits and approvals, and (vi) not transfer, sell, hypothecate, encumber or otherwise dispose of any material assets except for sales and dispositions of hydrocarbons and equipment made in the ordinary course of business consistent with past practices.

Section 5.5             Conduct of the Company.  Other than as contemplated by the Contribution Agreement or the Holmes Acquisition Agreement, neither the Company nor BCEOC shall do any of the following without the prior written consent of WFC:  (i) amend its charter, by-laws or equivalent governing instruments; (ii) issue, redeem or otherwise acquire any shares of its capital stock or issue any option, warrant or right relating to its capital stock or any securities convertible into or exchangeable for any shares of capital stock or declare or pay any dividend (whether in cash, stock, property, or any combination thereof) or declare or pay any stock-split; (iii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than accounts payable incurred in the ordinary course of business or payroll obligations; (iv) lend to any Person (other than accounts receivable accrued in the ordinary course of business) or make an equity investment in any other Person (except loans to and investments in other members of the Group Company); (v) make any change in any method of accounting or accounting practice or policy other than those required by GAAP; (vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire any assets (other than in the ordinary course of business) for an amount greater than U.S. $1,000,000, or which are material, individually or in the aggregate, to the Group Company, taken as a whole; (vii) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business; (viii) enter into any settlement of any issue with respect to any assessment or audit or other administrative or judicial proceeding with respect to Taxes; (ix) make any loan (other than (A) accounts receivable in the ordinary course of business, (B) advances or cash call payments to the operator as required under applicable operating agreements or (C) other loans in the ordinary course of business) to any Person; (x) terminate or voluntarily relinquish any permit, license or other authorization from any Governmental Authority necessary for the conduct of the Company’s business or operations or which relates in any way to any material asset; (xi) grant any bonus or increase in salary to any employee of the Company, except as required by existing employment contracts, plans or arrangements, or collective bargaining agreements or labor awards; (xii) establish, amend or terminate any employee benefit plan for employees of the Company (except for any amendments as may be required by applicable Law or existing agreements); or (xiii) agree to do any of the foregoing.

Section 5.6             Consents.  The Company and/or BCEOC shall promptly prepare and send notices to the applicable third parties in connection with the consents that are set forth in Schedule 3.6 and are applicable to the transactions contemplated by this Agreement requesting such consents.  The Company and BCEOC shall use commercially reasonable efforts to cause such consents to be obtained and delivered prior to Closing.  Purchasers shall cooperate with the Company and BCEOC in seeking to obtain such consents; provided, that no Purchaser shall be required to make payments or undertake obligations to or for the benefit of such third parties in order to obtain the required consents and waivers.

Section 5.7             Reorganization and Holmes Acquisition.  (a) Immediately following the date hereof, the Company and BCEOC, as applicable, shall execute and deliver the Contribution Agreement and the Holmes Acquisition Agreement and use their commercially reasonable efforts to ensure the counterparties thereto execute and deliver the Contribution Agreement and the Holmes Acquisition Agreement.

(b)           Until the Closing, each of the Company and BCEOC, to the extent each has the right, shall enforce any and all rights they have pursuant to the Holmes Acquisition Agreement and the Contribution Agreement in order to ensure that the transactions contemplated thereby are consummated and in accordance with the terms of the agreements.

Section 5.8             Exclusivity.  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance Section 8.1, and except in connection with the transactions contemplated by this Agreement, neither Shaw, BCEOC nor the Company shall, directly or indirectly, through any Affiliate, director, officer, employee, agent, partner, banker, representative or otherwise, solicit, initiate, encourage, assist in or respond to the submission of, any proposal or offer from any person or entity relating, with respect to Acquisition Proposal, except to the extent of notifying such person that it will not so engage in such discussions, or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to pursue or effect an Acquisition Proposal or enter into any agreement with respect to an Acquisition Proposal.  From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Section 8.1, the Company shall notify the Purchasers immediately in writing if any Person makes any proposal, offer, inquiry or contact with respect to any Acquisition Proposal and shall provide the Purchasers with the terms thereof.

Section 5.9             Further Assurances.  After Closing, each Purchaser and the Company agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Parties and necessary for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 5.10           Section 351.  For United States federal income Tax purposes and any applicable state or local income or franchise Tax purposes, the Parties recognize that the purchase described in Article 2, together with the other contributions to the Company described in the Transaction Documents, will be treated as contributions to the Company in exchange for shares of the Company’s common stock to which Section 351(a) of the Code applies. No Party hereto shall file any income Tax Return or otherwise take any position for income Tax purposes that is inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any corresponding provision of state or local income or franchise Tax Law. Additionally, each Party hereto agrees to take no action that  reasonably could be expected to prevent the transactions from qualifying for nonrecognition of gain or loss under Section 351(a) of the Code.

Section 5.11           Employees.  Before the Closing, the Company shall take action to (i) assume sponsorship of the Plans listed on Schedule 5.11 effective as of the Closing Date and (ii) notify the persons listed on Schedule 3.23(a) (the “Workers”) in writing that, contingent on the Closing, their employment or service relationship is transferring from BCEOC to the Company effective on the Closing Date and that their continued employment or service with the Company after the Closing Date shall constitute acceptance of such transfer.  Any Worker that is employed or in a service relationship with the Company after the Closing Date shall be a “Transferred Worker”.  Immediately following the Closing Date, the Company shall employ or maintain the service relationship of the Transferred Workers on the same terms and conditions and provide the Transferred Workers with at least the same compensation and benefits provided to the Transferred Workers by BCEOC immediately prior to the Closing.  The Company shall be responsible for all duties, obligations, and liabilities of BCEOC (whether absolute, contingent, or otherwise) existing as of the Closing under Applicable Laws arising out of or relating to employment or service relationship, employment practices, and the Plans, including without limitation all duties, obligations, and liabilities of BCEOC to the Workers, to former employees and service providers, to applicants, or to persons claiming to be employees or service providers, as well as under and in connection with the Plans.  Nothing in this Section 5.11 shall be construed (i) to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, (ii) to constitute an amendment to or modification of any Plan or (iii) to limit the Company’s ability to modify or terminate the terms and conditions of any Transferred Worker’s employment or service relationship.

Section 5.12           Lease Consents.  (a) Each of the Company and BCEOC shall use its commercially reasonable efforts to obtain all consents, waivers and approvals that must be obtained from third parties to assign the leases set forth on Schedule 3.16(b) (collectively, the “Lease Consents”) to the Company or BCEOC at or prior to the Closing; provided, however, that if the Company and BCEOC do not obtain the Lease Consents at or prior to the Closing, then the Company and BCEOC shall obtain the Lease Consents within thirty (30) days of the Closing Date, and (b) the Company or BCEOC shall assume, effective as of the Closing Date, all of the rights and obligations of the current tenant under such leases.

Section 5.13           Use of Proceeds.  As more specifically set forth on Schedule 5.13, (i) at Closing, the Company shall use the proceeds from the issuance of the Shares to repay the Company Term Loan Debt in full, to pay the Company’s and the Purchasers’ financial, advisory, legal and other fees and expenses and to complete the acquisition of HEC in accordance with the Holmes Acquisition Agreement and (ii) within thirty (30) days of the Closing Date, the Company shall use the proceeds from the issuance of the Shares, less the amounts set forth in clause (i) above, to prepay a portion of the Revolving Credit Facility Debt.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1             Conditions of the Company to Closing.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Purchasers set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)           Performance.  Each Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Company or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from the Company or any Affiliate of the Company resulting therefrom;

(d)           Consents.  All consents and approvals of any Governmental Authority or other third party required for the transfer of the Shares from the Company to the Purchasers as contemplated under this Agreement and listed on Schedule 3.6 shall have been granted;

(e)           Purchase Price.  The Company shall have received the full Purchase Price in immediately available same-day funds in U.S. dollars;

(f)            Management Incentive Plan.  The Company shall have established the MIP in accordance with the form of MIP attached hereto as Exhibit D and authorized the MIP Shares pursuant to the Company’s Amended and Restated Certificate of Incorporation, and the MIP Shares shall have been issued to each of the individuals set forth on Schedule 6.1(f) in the amount set forth opposite such individuals name;

(g)           Credit Facility Amendment.  The Credit Facility Amendment, duly authorized, executed and delivered by each of the parties thereto, in accordance with its terms, shall be in full force and effect; and

(h)           Assignment and Assumption Agreement.  The Assignment and Assumption Agreement, duly authorized, executed and delivered by each of the parties thereto, in accordance with its terms, shall be in full force and effect.

Section 6.2             Conditions of Purchasers to Closing.  The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Company and BCEOC set forth in Article 3 shall be true and correct in all respects (in the case of the representations and warranties contained in Sections 3.2, 3.3 and 3.32 and any representation or warranty containing any materiality qualification) or in all material respects (in the case of any other representation or warranty without any materiality qualification) at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties contained in Sections 3.2, 3.3 and 3.32 and any representations and warranties that are qualified as to materiality shall be true and correct in all respects, and such other representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Performance.  The Company and BCEOC shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c)           No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by a Purchaser or any of its Affiliates) shall be pending or threatened before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from such Purchaser or any Affiliate of such Purchaser resulting therefrom;

(d)           Consents.  All consents and approvals of any Governmental Authority or other third Person required for the transfer of the Shares from the Company to the Purchasers as contemplated under this Agreement and listed on Schedule 3.6 shall have been granted;

(e)           Reorganization.  The transactions contemplated by the Contribution Agreement shall have been consummated pursuant to the terms and conditions of such agreement;

(f)            Holmes Acquisition.  The transactions contemplated by the Holmes Acquisition Agreement shall close simultaneously with the Closing hereof pursuant to the terms and conditions of such agreement;

(g)           Existing Employment Agreements.  Existing Employment Agreements.  The Company and BCEOC shall have either (i) terminated or amended and restated each of the employment agreements set forth on Schedule 3.23(b) and entered into new or amended and restated employment agreements with the Persons listed on Schedule 6.2(g), in the form of agreement set forth on Exhibit I or (ii) entered into waiver agreements with the Persons listed on Schedule 6.2(g), in the form of agreement set forth on Exhibit J.

(h)           Management Incentive Plan.  The Company shall have established the MIP in accordance with the form of MIP attached hereto as Exhibit D and authorized the MIP Shares pursuant to the Company’s Amended and Restated Certificate of Incorporation, and the MIP Shares shall have been issued to each of the individuals set forth on Schedule 6.1(f) in the amount set forth opposite such individuals name.

(i)            Payoff Letters.  Purchasers shall have received (i) payoff letters, in form and substance reasonably satisfactory to Purchasers, from the administrative lenders under each of the Company Term Loan Agreements, in respect of the Company Term Loan Debt under the Company Term Loan Agreements, (ii) receipts, in form and substance satisfactory to Purchasers, from each of Stifel, Nicolaus & Company, Incorporated and Rivington Capital Advisors, LLC and (iii) UCC financing statement terminations, deed of trust and mortgage lien releases, in form and substance reasonably satisfactory to Purchasers, indicating that all liens securing the Company Term Loan Debt have been terminated or released;

(j)            Termination of Certain Agreements.  The Company and BCEOC shall have terminated any and all stockholder agreements, stockholder rights plans, investor agreements, voting trusts, proxies or other similar agreements or understandings with respect to the equity interests of Company and BCEOC and any other member of the Group Company, except for those agreements contemplated by the Transaction Agreements;

(k)           Registration Rights Agreement.  All parties thereto, other than the Purchasers,  shall have executed and delivered the Registration Rights Agreement;

(l)            Shareholders Agreement.  All parties thereto, other than the Purchasers, shall have executed and delivered the Shareholders Agreement;

(m)          Credit Facility Amendment.  The Credit Facility Amendment, duly authorized, executed and delivered by each of the parties thereto, in accordance with its terms, shall be in full force and effect; and

(n)           Assignment and Assumption Agreement.  The Assignment and Assumption Agreement, duly authorized, executed and delivered by each of the parties thereto, in accordance with its terms, shall be in full force and effect.

ARTICLE 7
CLOSING

Section 7.1             Time and Place of Closing.  The consummation of the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchasers, the Company and BCEOC, take place at the offices of Mayer Brown LLP located at 1675 Broadway, New York, New York 10019, at 10:00 a.m., local time, on December 23, 2010 or if all conditions in Article 6 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 9.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 7.2             Obligations of the Company at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchasers of their obligations pursuant to Section 7.3, the Company shall deliver or cause to be delivered to the Purchasers the following:

(a)           To each Purchaser, a certificate, registered in such Purchaser’s name, representing the Shares purchased by such Purchaser;

(b)           A certificate duly executed by an authorized officer of the Company, dated as of the Closing, certifying on behalf of the Company that the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled;

(c)           A certificate duly executed by an authorized officer of BCEOC, dated as of the Closing Date, certifying on behalf of BCEOC that the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled;

(d)           A certificate duly executed by the secretary or any assistant secretary of the Company, dated as of the Closing, (i) attaching and certifying on behalf of the Company complete and correct copies of (A) the certificate of incorporation and the bylaws of the Company, each as in effect as of the Closing, (B) the resolutions of the Board of Directors of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of the Company of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of the Company the incumbency of each officer of the Company executing this Agreement or any document delivered in connection with the Closing;

(e)           A certificate duly executed by the secretary or any assistant secretary of BCEOC, dated as of the Closing, (i) attaching and certifying on behalf of BCEOC complete and correct copies of (A) the certificate of formation and the operating agreement of BCEOC, each as in effect as of the Closing, (B) the resolutions of the Manager of BCEOC authorizing the execution, delivery, and performance by BCEOC of this Agreement and the transactions contemplated hereby, and (C) any required approval by the members of BCEOC and the transactions contemplated hereby and (ii) certifying on behalf of BCEOC the incumbency of each officer of BCEOC executing this Agreement or any document delivered in connection with the Closing;

(f)            The executed counterpart signature page of the Company to the Shareholders Agreement, other than Purchasers’ signature pages; and

(g)           The executed counterpart signature page of the Company to the Registration Rights Agreement, other than Purchasers’ signature pages.

Section 7.3             Obligations of Purchasers at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Company of its obligations pursuant to Section 7.2, each Purchaser shall deliver or cause to be delivered to the Company the following:

(a)           A wire transfer of the portion of the Purchase Price set forth opposite such Purchaser’s name on Schedule 2.1 in immediately available same-day funds in U.S. dollars;

(b)           In the case of WFC, a certificate by duly executed by its general partner or another Person duly authorized by such general partner of WFC, dated as of the Closing, (i) certifying on behalf of WFC that the conditions set forth in Sections 6.1(a) and 6.1(b) have been fulfilled; (ii) attaching and certifying on behalf of WFC complete and correct copies of (A) the Certificate of Limited Partnership and the Agreement of Limited Partnership of WFC, each as in effect as of the Closing, (B) the resolutions of its general partner authorizing the execution, delivery, and performance by WFC of this Agreement and the transactions contemplated hereby; and (iii) certifying on behalf of WFC the incumbency of each Person executing this Agreement or any document delivered in connection with the Closing;

(c)           In the case of HMQ, a certificate duly executed by an officer of AIMCo on behalf of HMQ, dated as of the Closing, certifying on behalf of HMQ (i) that AIMCo is a corporation created by the AIMCo Act; (ii) that Section 3 of the AIMCo Act appoints AIMCo as agent for HMQ; (iii) that as of the date of the certificate the AIMCo Act remains in full force and effect; (iv) the incumbency of each officer of AIMCo executing this Agreement or any document delivered in connection with the Closing and (v) the conditions set forth in Sections 6.1(a) and 6.1(b) have been fulfilled.

(d)           Such Purchaser’s executed signature page to the Shareholders Agreement; and

(e)           Such Purchaser’s executed signature page to the Registration Rights Agreement.

ARTICLE 8
TERMINATION AND AMENDMENT

Section 8.1             Termination.  This Agreement may be terminated at any time prior to Closing:  (i) by the mutual prior written consent of the Company and Purchasers or (ii) by either the Company or Purchasers, if Closing has not occurred on or before December 31, 2010; provided, however, that neither the Company, on the one hand, nor the Purchasers, on the other shall be entitled to terminate this Agreement under this Section 8.1(ii) if the Closing has failed to occur because such Part(ies) negligently or willfully failed to perform or observe in any material respect the covenants and agreements to be performed or observed by such Part(ies) hereunder.

Section 8.2             Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.1 and 5.3 and Articles 8 and 10).  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 8.1(ii) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Section 8.1(ii) and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

Section 8.3             Termination Fee.  If (i) Closing has not occurred prior to December 31, 2010 and (ii) prior to March 31, 2011, the Company or BCEOC, or any of their respective Affiliates, including any Seller Guarantor, announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a transaction relating to an Acquisition Proposal, then the Company and BCEOC jointly and severally agree to pay WFC and/or its designees an aggregate amount equal to $3,000,000 (the “Termination Fee”) within ten (10)

Business Days following the earliest event to trigger such obligation pursuant to this Section 8.3.  The Termination Fee shall be paid unconditionally and without offset or counterclaim by the Company or BCEOC to WFC and/or the Persons designated by WFC in the proportions designated by WFC in writing.

ARTICLE 9
INDEMNIFICATION; LIMITATIONS

Section 9.1             Indemnification.

(a)           From and after Closing, each Purchaser, severally and not jointly, shall indemnify, defend and hold harmless, severally but not jointly, the Company and BCEOC from and against all Damages incurred or suffered by the Company or BCEOC:

(i)            caused by or arising out of or resulting from such Purchaser’s breach of any of such Purchaser’s covenants or agreements contained in Article 5, or

(ii)           caused by or arising out of or resulting from any breach of any representation or warranty made by such Purchaser contained in Article 4 of this Agreement or in the certificate delivered by such Purchaser at Closing pursuant to Section 7.3(b),

(b)           From and after Closing, the Company and BCEOC, jointly and severally, shall indemnify, defend and hold harmless each Purchaser against and from all Damages incurred or suffered by such Purchaser

(i)            caused by or arising out of or resulting from the Company’s or BCEOC’s breach of any of their respective covenants or agreements contained in Article 5, or

(ii)           caused by or arising out of or resulting from any breach of any representation or warranty made by the Company and BCEOC contained in Article 3 of  this Agreement, or in the certificate delivered by Company and BCEOC at Closing pursuant to Sections 7.2(b) or 7.2(c), as applicable.

(c)           Except as otherwise expressly provided in this Agreement or in the case of fraud, this Section 9.1 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement.

(d)           The indemnity to which each Party is entitled under this Section 9.1 shall be for the benefit of and extend to such Party’s respective directors, officers, employees, and agents.  Any claim for indemnity under this Section 9.1 by any such director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than the Company, BCEOC and the Purchasers shall have any rights against any other Party except as may be exercised on its behalf by a Party pursuant to this Section 9.1(d).  Each Party may elect to exercise or not exercise indemnification rights under this

Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 9.2             Indemnification Actions.  All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:

(a)           For purposes of this Article 9, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 9.

(b)           To make claim for indemnification under Section 9.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 9.2 shall not relieve the Indemnifying Person of its obligations under Section 9.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its liability to defend the Indemnified Person against such Claim under this Article 9.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its liability to defend the Indemnified Person, the Damages for which the Indemnified Person is seeking indemnity shall be conclusively deemed a liability of the Indemnifying Person hereunder.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           If the Indemnifying Person admits its liability to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend in a commercially reasonable manner, at its sole cost and expense, the Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person.  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Person does not admit its liability to indemnify the Indemnified Person or admits its liability but fails to diligently defend in a commercially reasonable manner or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its liability to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its liability to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for indemnification with respect to such Claim and (ii) if liability is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its liability for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Person hereunder.

Section 9.3             Limitation on Actions.(a)    (a) The representations and warranties of the Parties in Articles 3 and 4 and the covenants and agreements of the Parties in Article 5, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 7.2(b) and (c) and 7.3(b), as applicable, shall survive the Closing until the earlier of (i) a Sale Transaction or (ii) the expiration of a period ending eighteen months from the Closing Date, except with respect to the representations contained in Sections 3.1, 3.2, 3.3, 3.22, 3.25 and 3.32 which shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations.

(b)           The indemnities in Sections 9.1(a)(i), 9.1(a)(ii), 9.1(b)(i) and 9.1(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c)           Neither the Company nor BCEOC shall have any liability for any indemnification under Section 9.1 until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by the Purchasers exceeds $3,000,000 (“Threshold”) at which point the Company and BCEOC shall be liable for the amount of all Damages, including those below the Threshold, except that the Company and BCEOC shall be liable for the full amount for, and such Threshold shall not apply in any respect to, any indemnification (i) caused by, or arising out of or resulting from any breach of any of the representations or warranties contained in Sections 3.1, 3.2, 3.3 and 3.32 or (ii) caused by, or arising out of or resulting from any breach of any representation of warranty made by the Company or BCEOC contained in Article 3 of this Agreement or, the certificate delivered by the Company and BCEOC at Closing, pursuant to Section 7.2(b) of 7.2(c) or the Company’s or BCEOC’s breach of any of their respective covenants or agreements contained in Article 5,  in which the failure of such representation or warranty to be true and correct or the breach of such covenant or agreement is attributable to fraud or willful misstatement or willful breach by the Company or BCEOC.

(d)           Notwithstanding anything to the contrary in this Agreement, the aggregate liability of each Purchaser under Section 9.1 shall not exceed the portion of the Purchase Price paid by such Purchaser in consideration for the Shares, as set forth on Schedule 2.1.

(e)           The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

Section 9.4             Exclusion of Materiality.  Solely for purposes of this Article 9 and notwithstanding any provision to the contrary in this Agreement, in determining the amount of any Damages resulting from a breach of a representation or warranty by any Party contained in this Agreement (but not for purposes of determining whether any such breach has occurred), the provisions of such representations and warranties that are qualified by “material” or Material Adverse Effect shall be read and interpreted as if such qualification was not included therein.

Section 9.5             Knowledge.  The right to indemnification, payment, reimbursement or other remedy based upon any such representation, warranty, covenant or obligation contained in this Agreement will not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired (or capable of being acquired) by Purchasers at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant or obligation.  The foregoing notwithstanding, the

Purchasers are required to comply with Section 5.2 hereof in connection with such investigation or gaining of knowledge.

ARTICLE 10
MISCELLANEOUS

Section 10.1           Counterparts.  This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email).  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.  To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures.

Section 10.2           Notices.  Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Company:	Bonanza Creek Energy, Inc.
410 17th Street, Suite 1320
Denver, Colorado 80202
Attention: Michael R. Starzer
Telephone: 720-279-2330
Facsimile: 720-279-2331
Email: mrs@bonaznacrk.com

With a copy to:	Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, TX 77002
Attention: Harry R. Beaudry
Telephone: 713-653-8826
Facsimile: 832-397-8149
Email: harry.beaudtry@tk.com

If to WFC:	Project Black Bear LP
c/o Project Black Bear GP LLC
2 Bloor Street East, Suite 810
Toronto, Ontario, Canada M4W 1A8
Attention: Tony Griffin
Telephone: 647-724-8912
Facsimile: 647-724-8910
Email: blackbear@westfacecapital.com

With a copy to:	Mayer Brown LLP
1675 Broadway

With a copy to:	New York, NY 10019
Attention: Thomas M. Vitale
Telephone: 212-506-2510
Facsimile: 212-849-5510
Email: tvitale@mayerbrown.com

If to HMQ:	c/o AIMCo
1100 – 10830 Jasper Ave.
Edmonton, Alberta T5J 2B3
Attention: Brian Gibson, Senior Vice President, Public Equities
Telephone: 780-392-3744
Facsimile: 780-392-3897
Email: brian.gibson@aimco.alberta.ca

With a copy to:	c/o AIMCo
1100 – 10830 Jasper Ave.
Edmonton, Alberta T5J 2B3
Attention:
Carole Hunt, Chief Legal Counsel and Corporate Secretary
Telephone: 780-392-3777
Facsimile: 780-392-3897
Email: carole.hunt@aimco.alberta.ca

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 10.3           Expenses.  All expenses incurred by the Company or BCEOC in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by the Company or BCEOC, shall be borne solely and entirely by the Company and/or BCEOC.

Section 10.4           Governing Law.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction (for the avoidance of doubt, Section 5-1401 of the General Obligation Law of the State of New York shall be applicable to this Agreement).

Section 10.5           Arbitration.  It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 10.5.  Either Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the American Arbitration Association (“AAA”).  The arbitration proceedings shall be conducted in Houston, Texas, United States of America in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof.  The arbitration shall be heard and determined by three (3) arbitrators.  Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration.  The Party-appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party-appointed arbitrator.  If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one Party fails to appoint its Party-appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years’ experience in the legal and/or commercial aspects of the petroleum industry.  None of the arbitrators shall have been an employee of or consultant to either Party to this Agreement or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim.  All decisions of the arbitral tribunal shall be by majority vote.  The arbitration shall be conducted in the English language.  The arbitrators may not award special punitive damages except those claimed by Persons other than Indemnified Persons under this Agreement for which responsibility is being allocated between the Parties.  Each Party shall pay its own expenses in connection with the arbitration, but the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award.  Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the courts of the State of Texas, United States of America, shall apply to and be binding in any arbitration proceeding conducted under this Section 10.5.  Judgment upon the award may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

Section 10.6           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement.  Time is of the essence of each and every covenant, agreement and obligation in this Agreement.  Neither the Company, on the one hand, nor Purchasers, on the other hand, shall be deemed to be in breach of any covenant contained in this Agreement if such Party’s deemed breach is the result of any action or inaction on the part of the other.

Section 10.7           Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.8           Assignment.  Neither the Company nor BCEOC, on the one hand, nor any Purchaser, on the other, shall assign or otherwise transfer all or any part of this Agreement, nor shall any such Party delegate any of its rights or duties hereunder, without the prior written consent of the other Parties and any transfer or delegation made without such consent shall be void; provided, however, that any Purchaser may assign or otherwise transfer all or any part of its rights and duties hereunder to an Affiliate of such Purchaser without any such prior written consent as long as such Affiliate executes a joinder to this Agreement or otherwise delivers the representations and warranties set forth in Article 4 to the Company and BCEOC and as long as such Affiliate remains an Affiliate of the Purchaser through the Closing Date and executes and delivers the Shareholders Agreement in accordance with Section 7.3(d).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties  hereto and their respective successors and assigns.

Section 10.9           Entire Agreement.  This Agreement, the Transaction Agreements and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.10         Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by all the Parties and expressly identified as an amendment or modification.

Section 10.11         No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than the Purchasers and the Company to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 9.1(d).

Section 10.12         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 10.13         Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF PURCHASERS, THE COMPANY, BCEOC NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO SPECIAL REMOTE, CONSEQUENTIAL OR SPECULATIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER, THE COMPANY AND BCEOC, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SPECIAL REMOTE, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14         Guarantee; WFC Expense Reimbursement.  Each Seller Guarantor (other than Shaw) jointly and severally hereby guarantees to the Purchasers the performance by the Company and BCEOC of their obligations under Section 5.8; and each Seller Guarantor jointly and severally guarantees to the Purchasers the payment of the Termination Fee to WFC pursuant to Section 8.3.  The obligations of each Seller Guarantor under this Section 10.14 constitute a present and continuing guarantee of payment and performance.  The foregoing guaranty obligations shall not be affected or impaired in any way by reason of any amendment, waiver, change, modification, limitation or discharge of any obligation of the Purchasers under this Agreement in general or arising out of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law hereafter initiated by or against Purchasers.  In addition, each of the Company and BCEOC jointly and severally hereby agrees to reimburse to WFC its reasonable and documented expenses, including financial advice and legal expenses, incurred in connection with WFC’s due diligence investigation of the Company and each Group Company and HEC, the negotiation of this Agreement and the transactions contemplated hereby, including, without limitation, the negotiation of that certain Memorandum of Understanding dated as of November 1, 2010 by and among Purchaser and the Seller Guarantors; provided, however, in the event that Closing does not occur by December 31, 2010 and this Agreement is terminated, then the obligation to reimburse WFC shall be limited to an aggregate amount of three hundred thousand dollars ($300,000) and such obligation shall be guaranteed by the Seller Guarantors.  The reimbursement contemplated by the foregoing sentence shall be made unconditionally and without any right of offset or counterclaim within ten (10) Business Days following the receipt of WFC’s invoices therefor by BCEOC.  The Parties further agree that nothing herein shall preclude any Seller Guarantor who is required to pay the Termination Fee or the WFC expenses pursuant to this Section 10.14 from pursuing its legal remedies against the other Seller Guarantors to collect funds based on the Seller Guarantors’ proportionate obligations hereunder.

Section 10.15         Waiver of Immunity.  Each Party to this Agreement expressly acknowledges and agrees that this Agreement is being executed as part of a private, commercial transaction.  Solely with respect to this Agreement, each Party hereby waives, to the maximum extent permitted by law, for itself and its Affiliates, and for its and their assets and revenues, any and all immunity to the extent that it may at any time exist whether on grounds of sovereignty, state immunity or otherwise, from suit, arbitration, proceeding, jurisdiction of any court, adjudication, enforcement of arbitration award, judgment, service of process upon it or any agent, execution or judgment, set off, attachment or other interim relief prior to judgment or on judgment or other legal process, including, without limitation, the defenses of “sovereign immunity”, and “act of state”, which such Party or its assets or revenues may now have or may in the future have under the Laws of any jurisdiction, and each Party agrees not to assert any such immunity or defenses in any proceedings with respect to this Agreement, or in the enforcement of any award, judgment or execution resulting therefrom or from any transactions contemplated hereby or hereunder.

Section 10.16         Survival.  The provisions of this Agreement shall survive the Closing hereunder, except as may otherwise be expressly provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of  the date first above written.

BONANZA CREEK ENERGY, INC.

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: President

BONANZA CREEK ENERGY OPERATING COMPANY, LLC

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: Manager

PROJECT BLACK BEAR LP

By: WEST FACE CAPITAL INC., its Adviser

By:	/s/ Alexander A. Singh
Name: Alexander A. Singh
Title: Counsel & Secretary

HER MAJESTY THE QUEEN IN RIGHT OF ALBERTA, IN HER OWN CAPACITY AND AS TRUSTEE/NOMINEE FOR CERTAIN DESIGNATED ENTITIES

By:	/s/ Brian Gibson
Name: Brian Gibson
Title: Senior Vice President

Signature Page to the Stock Purchase Agreement

D.E. SHAW SYNOPTIC PORTFOLIO 5, L.L.C.

By:	/s/ Robert T. Ladd
Name: Robert T. Ladd
Title: Authorized Signatory

BONANZA CREEK ENERGY COMPANY, LLC

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: President

/s/ Michael R. Starzer
MICHAEL R. STARZER

Signature Page to the Stock Purchase Agreement